EXHIBIT 99.2

8229 Boone Boulevard, Suite 802	COMPANY CONTACT:
Vienna, VA 22182. USA	Gavin de Windt
Telephone (703) 506-9460	CEL-SCI Corporation
www.cel-sci.com	(703) 506-9460

CEL-SCI INCREASES PREVIOUSLY ANNOUNCED
BOUGHT DEAL TO $7.7 MILLION

Vienna, VA, March 24, 2020 -- CEL-SCI Corporation (NYSE American: CVM), a Phase 3 cancer immunotherapy company, announced today that, due to demand, the underwriter has agreed to increase the size of its previously announced offering and purchase on a firm commitment basis 630,500 shares of common stock of the Company, at a price to the public of $12.22 per share (the “Public Price”), representing a 5% discount to the closing price per share. The closing of the offering is expected to occur on or about March 26, 2020, subject to customary closing conditions.

Aegis Capital Corp. is acting as the sole book-running manager for the offering.

The Company also has granted to the underwriter a 45-day option to purchase up to 15% of the offering at the Public Price. The gross proceeds to CEL-SCI before deducting underwriting discounts and commissions and estimated offering expenses and assuming no exercise of the option to purchase additional shares of common stock, are expected to be approximately $7.7 million. CEL-SCI intends to use the net of the offering to fund the continued development of Multikine, LEAPS and for other general corporate purposes.

The shares of common stock described above are being offered by CEL-SCI pursuant to a "shelf" registration statement on Form S-3 (File No. 333-226558) filed with the Securities and Exchange Commission (SEC) and the accompanying prospectus contained therein. The offering of the shares of common stock is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering has been filed with the SEC. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering may be obtained on the SEC's website at http://www.sec.gov or by contacting Aegis Capital Corp., Attention: Syndicate Department, 810 7th Avenue, 18th floor, New York, NY 10019, by email at syndicate@aegiscap.com, or by telephone at (212) 813-1010.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CEL-SCI Corporation

CEL-SCI is a clinical-stage biotechnology company focused on finding the best way to activate the immune system to fight cancer and infectious diseases. The Company’s lead investigational therapy Multikine is currently in a pivotal Phase 3 clinical trial involving head and neck cancer, for which the Company has received Orphan Drug Status from the FDA. The Company has operations in Vienna, Virginia, and near Baltimore, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risk that the offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI’s filings with the Securities and Exchange Commission, including but not limited to its amended report on Form 10-K/A for the year ended September 30, 2019. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use. Moreover, no definitive conclusions can be drawn from the early-phase, clinical-trials data involving the investigational therapy Multikine. Further research is required, and early-phase clinical trial results must be confirmed in the Phase 3 clinical trial of this investigational therapy that is in progress.